Earnings Release August 1, 2017
Holly Energy Partners, L.P. Reports Second Quarter Results
Dallas, Texas -- Holly Energy Partners, L.P. (“HEP” or the “Partnership”) (NYSE:HEP) today reported financial results for the second quarter of 2017. Net income attributable to HEP for the second quarter was $41.3 million ($0.36 per basic and diluted limited partner unit) compared to $39.1 million ($0.45 per basic and diluted limited partner unit) for the second quarter of 2016.
Distributable cash flow was $60.9 million for the quarter, up $5.2 million, or 9.3% compared to the second quarter of 2016. HEP announced its 51st consecutive distribution increase on July 27, 2017, raising the quarterly distribution from $0.62 to $0.6325 per unit, which represents an increase of 8.1% over the distribution for the second quarter of 2016, exceeding HEP's distribution growth target of 8%.
The increase in earnings is primarily due to increased operating income from our Woods Cross refinery processing units of $4.5 million, offset by higher interest expense of $2.5 million.
Commenting on 2017 second quarter results, George Damiris, Chief Executive Officer, stated, “We are pleased with our solid financial performance in the second quarter, which allowed us to maintain our record of continuous quarterly distribution increases and achieve our distribution growth target of 8%, while still maintaining a distribution coverage ratio greater than 1.0. Looking forward, we will continue to leverage our talented employee base, our relationship with HollyFrontier and our Mid-Continent, Northwest and Southwest logistics footprint to generate new organic and external growth opportunities."
Second Quarter 2017 Revenue Highlights
Revenues for the quarter were $109.1 million, an increase of $14.2 million compared to the second quarter of 2016. The increase is primarily attributable to the $12.9 million of revenue recorded for the Woods Cross processing units acquired in the fourth quarter of 2016. Overall pipeline volumes were up 2% compared to the three months ended June 30, 2016, largely due to an increase in intermediate pipeline shipments.

•
Revenues from our refined product pipelines were $31.1 million, an increase of $0.3 million compared to the second quarter of 2016 and shipments averaged 206.0 mbpd compared to 199.9 mbpd for the second quarter of 2016. Revenues and volumes both increased primarily due to higher spot sales on our UNEV pipeline, offset by lower throughput on the Alon system.

•
Revenues from our intermediate pipelines were $7.3 million, an increase of $0.5 million, on shipments averaging 151.7 mbpd compared to 135.2 mbpd for the second quarter of 2016. These volume increases were principally due to (a) 10.8 mbpd increase on HollyFrontier Corporation's ("HFC") Tulsa refinery interconnect lines and (b) 5.7 mbpd increase in HFC's Navajo refinery intermediate lines due to increased refinery crude rate after their first quarter 2017 turnaround. These volume increases did not all translate to increased revenue as there are minimum volume commitments on both sets of intermediate pipelines.

•
Revenues from our crude pipelines were $16.9 million, a decrease of $1.7 million, on shipments averaging 269.4 mbpd compared to 278.4 mbpd for the second quarter of 2016. Revenues decreased mainly due to a decrease in deferred revenue recognized.

•	Revenues from terminal, tankage and loading rack fees were $36.4 million, an increase of $1.8 million compared to the second quarter of 2016. Refined products terminalled in the facilities averaged 529.0 mbpd compared to 489.6 mbpd for the second quarter of 2016. The volume and revenue increases are mainly due to increased throughput at our Tulsa tankage and loading racks, Cheyenne loading racks, and UNEV Pipeline, LLC terminals.

•
Revenues from refinery processing units were $17.5 million, an increase of $13.4 million on throughputs averaging 67.3 mbpd compared to 50.4 mbpd for the second quarter of 2016. This increase in revenue and volume is primarily due to the Woods Cross refinery processing units acquired in the fourth quarter of 2016.

Revenues for the three months ended June 30, 2017, include the recognition of $0.6 million of prior shortfalls billed to shippers in 2016 as they did not exceed their minimum volume commitments within the contractual make-up period. As of June 30, 2017, shortfall deferred revenue reflected in our consolidated balance sheet was $8.0 million. Such deferred revenue will be recognized in earnings either as (a) payment for shipments in excess of guaranteed levels, if and to the extent the pipeline system has the necessary capacity for shipments in excess of guaranteed levels, or (b) when shipping rights expire unused over the contractual make-up period.
Six Months Ended June 30, 2017 Revenue Highlights
Revenues for the six months ended June 30, 2017, were $214.8 million, an increase of $17.9 million compared to the six months ended June 20, 2016. The increase is primarily attributable to the $27.6 million of revenue recorded for the Woods Cross refinery processing units acquired in the fourth quarter of 2016, offset by a $7.9 million decrease in revenues around assets serving HFC's Navajo refinery due to the substantial turnaround at the Navajo refinery during the first quarter of 2017.

•
Revenues from our refined product pipelines were $61.4 million, a decrease of $9.4 million, on shipments averaging 199.2 mbpd compared to 205.3 mbpd for the six months ended June 30, 2016. Revenues and volumes both decreased mainly due to the turnaround at HFC's Navajo refinery in the first quarter of 2017.

•
Revenues from our intermediate pipelines were $12.5 million, a decrease of $1.7 million, on shipments averaging 128.1 mbpd compared to 136.3 mbpd for the six months ended June 30, 2016. These volume decreases were primarily due to the turnaround at HFC's Navajo refinery, offset by increases on both the Tulsa and Navajo interconnect lines.

•
Revenues from our crude pipelines were $33.8 million, a decrease of $2.3 million, on shipments averaging 269.2 mbpd compared to 282.9 mbpd for the six months ended June 30, 2016. Revenues and volumes decreased principally due to HFC's Navajo refinery turnaround in the first quarter of 2017 and a decrease in deferred revenue recognized.

•
Revenues from terminal, tankage and loading rack fees were $70.2 million, an increase of $3.0 million compared to the six months ended June 30, 2016. Refined products terminalled in the facilities averaged 487.0 mbpd compared to 464.0 mbpd for the six months ended June 30, 2016. The volume and revenue increase are mainly due to our Tulsa crude tanks acquired on the last day of the first quarter of 2016 offset by the transfer of the El Paso terminal to HollyFrontier in the first quarter of 2016.

•
Revenues from refinery processing units were $36.9 million, an increase of $28.2 million on throughputs averaging 65.1 mbpd compared to 46.4 mbpd for the six months ended June 30, 2016. The increase in revenue and volume is primarily due to the Woods Cross refinery processing units acquired in the fourth quarter of 2016.

Revenues for the six months ended June 30, 2017, include the recognition of $2.7 million of prior shortfalls billed to shippers in 2016 as they did not exceed their minimum volume commitments within the contractual make-up period.

Operating Costs and Expenses Highlights
Operating costs and expenses were $56.7 million and $110.6 million for the three and six months ended June 30, 2017, representing increases of $8.9 million and $15.3 million from the three and six months ended June 30, 2016. The increases are primarily due to new operating costs and expenses for our Woods Cross refinery processing units acquired in the fourth quarter of 2016.
Interest expense was $13.7 million and $27.3 million for the three and six months ended June 30, 2017, representing increases of $2.5 million and $5.5 million over the same periods of 2016. The increases are due to the offering of $400 million aggregate principal 6% senior notes in July 2016, higher average balances outstanding under our senior secured revolving credit facility, and market interest rate increases.
We have scheduled a webcast conference call today at 4:00 PM Eastern Time to discuss financial results. This webcast may be accessed at: https://event.webcasts.com/starthere.jsp?ei=1154339.
An audio archive of this webcast will be available using the above noted link through August 15, 2017.

About Holly Energy Partners, L.P.
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, terminalling, storage and throughput services to the petroleum industry, including HollyFrontier Corporation subsidiaries. The Partnership, through its subsidiaries and joint ventures, owns and/or operates petroleum product and crude gathering pipelines, tankage and terminals in Texas, New Mexico, Arizona, Washington, Idaho, Oklahoma, Utah, Nevada, Wyoming and Kansas as well as refinery processing units in Utah and Kansas.
HollyFrontier Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel, jet fuel and other specialty products. HollyFrontier operates through its subsidiaries a 135,000 barrels per stream day ("bpsd") refinery located in El Dorado, Kansas, a 125,000 bpsd refinery in Tulsa, Oklahoma, a 100,000 bpsd refinery located in Artesia, New Mexico, a 52,000 bpsd refinery located in Cheyenne, Wyoming and a 45,000 bpsd refinery in Woods Cross, Utah. HollyFrontier markets its refined products principally in the Southwest U.S., the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states. In addition, HollyFrontier, through its subsidiary, owns Petro-Canada Lubricants Inc., whose Mississauga, Ontario facility produces 15,600 barrels per day of base oils and other specialized lubricant products, and owns a 36% interest (including a 2% general partner interest) in Holly Energy Partners, L.P.
The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. These statements are based on our beliefs and assumptions and those of our general partner using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although we and our general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither we nor our general partner can give assurance that our expectations will prove to be correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in these statements. Any differences could be caused by a number of factors including, but not limited to:

•	risks and uncertainties with respect to the actual quantities of petroleum products and crude oil shipped on our pipelines and/or terminalled, stored and throughput in our terminals;

•	the economic viability of HollyFrontier Corporation, Alon USA, Inc. and our other customers;

•	the demand for refined petroleum products in markets we serve;

•	our ability to purchase and integrate future acquired operations;

•	our ability to complete previously announced or contemplated acquisitions;

•	the availability and cost of additional debt and equity financing;

•	the possibility of reductions in production or shutdowns at refineries utilizing our pipeline and terminal facilities;

•	the effects of current and future government regulations and policies;

•	our operational efficiency in carrying out routine operations and capital construction projects;

•	the possibility of terrorist attacks and the consequences of any such attacks;

•	general economic conditions; and

•	other financial, operations and legal risks and uncertainties detailed from time to time in our Securities and Exchange Commission filings.

The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RESULTS OF OPERATIONS (Unaudited)

Income, Distributable Cash Flow and Volumes
The following tables present income, distributable cash flow and volume information for the six months ended June 30, 2017 and 2016.

	Three Months Ended June 30,		Change from
	2017	2016	2016
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates – refined product pipelines	$19,432	$19,392	$40
Affiliates – intermediate pipelines	7,250	6,780	470
Affiliates – crude pipelines	16,919	18,581	(1,662)
	43,601	44,753	(1,152)
Third parties – refined product pipelines	11,647	11,434	213
	55,248	56,187	(939)
Terminals, tanks and loading racks:
Affiliates	32,012	30,250	1,762
Third parties	4,344	4,285	59
	36,356	34,535	1,821

Affiliates - refinery processing units	17,539	4,175	13,364

Total revenues	109,143	94,897	14,246
Operating costs and expenses
Operations	34,097	29,212	4,885
Depreciation and amortization	19,945	15,712	4,233
General and administrative	2,615	2,863	(248)
	56,657	47,787	8,870
Operating income	52,486	47,110	5,376

Equity in earnings of equity method investments	4,053	3,623	430
Interest expense, including amortization	(13,748)	(11,276)	(2,472)
Interest income	103	112	(9)
Gain (loss) on sale of assets and other	89	—	89
	(9,503)	(7,541)	(1,962)
Income before income taxes	42,983	39,569	3,414
State income tax expense	(127)	(54)	(73)
Net income	42,856	39,515	3,341
Allocation of net loss to Predecessor	—	1,960	(1,960)
Allocation of net income attributable to noncontrolling interests	(1,521)	(2,355)	834
Net income attributable to Holly Energy Partners	41,335	39,120	2,215
General partner interest in net income, including incentive distributions(1)	(18,328)	(12,677)	(5,651)
Limited partners’ interest in net income	$23,007	$26,443	$(3,436)
Limited partners’ earnings per unit – basic and diluted(1)	$0.36	$0.45	$(0.09)
Weighted average limited partners’ units outstanding	64,086	58,865	5,221
EBITDA(2)	$75,052	$66,047	$9,005
Distributable cash flow(3)	$60,908	$55,709	$5,199

Volumes (bpd)
Pipelines:
Affiliates – refined product pipelines	134,357	125,535	8,822
Affiliates – intermediate pipelines	151,683	135,165	16,518
Affiliates – crude pipelines	269,418	278,414	(8,996)
	555,458	539,114	16,344
Third parties – refined product pipelines	71,612	74,386	(2,774)
	627,070	613,500	13,570
Terminals and loading racks:
Affiliates	461,329	418,233	43,096
Third parties	67,657	71,415	(3,758)
	528,986	489,648	39,338

Affiliates – refinery processing units	67,310	50,376	16,934

Total for pipelines and terminal assets (bpd)	1,223,366	1,153,524	69,842

	Six Months Ended June 30,		Change from
	2017	2016	2016
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates—refined product pipelines	$37,176	$44,574	$(7,398)
Affiliates—intermediate pipelines	12,534	14,193	(1,659)
Affiliates—crude pipelines	33,800	36,072	(2,272)
	83,510	94,839	(11,329)
Third parties—refined product pipelines	24,185	26,200	(2,015)
	107,695	121,039	(13,344)
Terminals, tanks and loading racks:
Affiliates	61,748	58,503	3,245
Third parties	8,415	8,683	(268)
	70,163	67,186	2,977

Affiliates - refinery processing units	36,919	8,682	28,237

Total revenues	214,777	196,907	17,870
Operating costs and expenses
Operations	66,586	57,067	9,519
Depreciation and amortization	38,722	32,263	6,459
General and administrative	5,249	5,954	(705)
	110,557	95,284	15,273
Operating income	104,220	101,623	2,597

Equity in earnings of equity method investments	5,893	6,388	(495)
Interest expense, including amortization	(27,287)	(21,811)	(5,476)
Interest income	205	224	(19)
Loss on early extinguishment of debt	(12,225)	—	(12,225)
Gain (loss) on sale of assets and other	162	(8)	170
	(33,252)	(15,207)	(18,045)
Income before income taxes	70,968	86,416	(15,448)
State income tax expense	(233)	(149)	(84)
Net income	70,735	86,267	(15,532)
Allocation of net loss to Predecessor	—	3,110	(3,110)
Allocation of net income attributable to noncontrolling interests	(3,837)	(7,282)	3,445
Net income attributable to Holly Energy Partners	66,898	82,095	(15,197)
General partner interest in net income, including incentive distributions(1)	(35,466)	(24,779)	(10,687)
Limited partners’ interest in net income	$31,432	$57,316	$(25,884)
Limited partners’ earnings per unit—basic and diluted(1)	$0.49	$0.96	$(0.47)
Weighted average limited partners’ units outstanding	63,602	58,761	4,841
EBITDA(2)	$145,160	$135,973	$9,187
Distributable cash flow(3)	$118,197	$111,075	$7,122

Volumes (bpd)
Pipelines:
Affiliates – refined product pipelines	120,886	128,983	(8,097)
Affiliates – intermediate pipelines	128,143	136,288	(8,145)
Affiliates – crude pipelines	269,155	282,923	(13,768)
	518,184	548,194	(30,010)
Third parties – refined product pipelines	78,339	76,360	1,979
	596,523	624,554	(28,031)
Terminals and loading racks:
Affiliates	418,365	387,628	30,737
Third parties	68,646	76,370	(7,724)
	487,011	463,998	23,013

Affiliates – refinery processing units	65,082	46,409	18,673

Total for pipelines and terminal assets (bpd)	1,148,616	1,134,961	13,655

	June 30,	December 31,
	2017	2016
	(In thousands)
Balance Sheet Data
Cash and cash equivalents	$16,339	$3,657
Working capital (deficit)	$16,591	$(7,782)
Total assets	$1,867,891	$1,884,237
Long-term debt	$1,236,739	$1,243,912
Partners' equity(4)	$387,370	$378,234

(1)
Net income attributable to Holly Energy Partners is allocated between limited partners and the general partner interest in accordance with the provisions of the partnership agreement. Net income allocated to the general partner includes incentive distributions declared subsequent to quarter end. General partner incentive distributions were $17.5 million and $12.1 million for the three months ended June 30, 2017 and 2016, respectively and $34.1 million and $23.6 million for the six months ended June 30, 2017 and 2016, respectively.

(2)
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is calculated as net income attributable to Holly Energy Partners plus (i) interest expense and loss on early extinguishment of debt, net of interest income, (ii) state income tax and (iii) depreciation and amortization. EBITDA is not a calculation based upon generally accepted accounting principles ("GAAP"). However, the amounts included in the EBITDA calculation are derived from amounts included in our consolidated financial statements. EBITDA should not be considered as an alternative to net income attributable to Holly Energy Partners or operating income, as an indication of our operating performance or as an alternative to operating cash flow as a measure of liquidity. EBITDA is not necessarily comparable to similarly titled measures of other companies. EBITDA is presented here because it is a widely used financial indicator used by investors and analysts to measure performance. EBITDA also is used by our management for internal analysis and as a basis for compliance with financial covenants.

Set forth below is our calculation of EBITDA.

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(In thousands)
Net income attributable to Holly Energy Partners	$41,335	$39,120	$66,898	$82,095
Add (subtract):
Interest expense	12,982	10,493	25,751	20,435
Interest Income	(103)	(112)	(205)	(224)
Amortization of discount and deferred debt charges	766	783	1,536	1,376
Loss on early extinguishment of debt	—	—	12,225	—
State income tax expense	127	54	233	149
Depreciation and amortization	19,945	15,712	38,722	32,263
Predecessor depreciation and amortization	—	(3)	—	(121)
EBITDA	$75,052	$66,047	$145,160	$135,973

(3)
Distributable cash flow is not a calculation based upon GAAP. However, the amounts included in the calculation are derived from amounts presented in our consolidated financial statements, with the general exception of maintenance capital expenditures. Distributable cash flow should not be considered in isolation or as an alternative to net income attributable to Holly Energy Partners or operating income, as an indication of our operating performance, or as an alternative to operating cash flow as a measure of liquidity. Distributable cash flow is not necessarily comparable to similarly titled measures of other companies. Distributable cash flow is presented here because it is a widely accepted financial indicator used by investors to compare partnership performance. It is also used by management for internal analysis and our performance units. We believe that this measure provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.

Set forth below is our calculation of distributable cash flow.

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(In thousands)
Net income attributable to Holly Energy Partners	$41,335	$39,120	$66,898	$82,095
Add (subtract):
Depreciation and amortization	19,945	15,712	38,722	32,263
Amortization of discount and deferred debt charges	766	783	1,536	1,376
Loss on early extinguishment of debt	—	—	12,225	—
Increase (decrease) in deferred revenue attributable to shortfall billings	1,524	1,731	2,701	(1,927)
Maintenance capital expenditures*	(2,242)	(2,661)	(3,067)	(4,322)
Decrease in environmental liability	(313)	(113)	(559)	(442)
Decrease in reimbursable deferred revenue	(923)	(628)	(1,848)	(1,155)
Other non-cash adjustments	816	1,768	1,589	3,308
Predecessor depreciation and amortization	—	(3)	—	(121)
Distributable cash flow	$60,908	$55,709	$118,197	$111,075

*
Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives. Maintenance capital expenditures include expenditures required to maintain equipment reliability, tankage and pipeline integrity, and safety and to address environmental regulations.

(4)
As a master limited partnership, we distribute our available cash, which historically has exceeded our net income attributable to Holly Energy Partners because depreciation and amortization expense represents a non-cash charge against income. The result is a decline in partners’ equity since our regular quarterly distributions have exceeded our quarterly net income attributable to Holly Energy Partners. Additionally, if the assets contributed and acquired from HollyFrontier while we were a consolidated variable interest entity of HollyFrontier had been acquired from third parties, our acquisition cost in excess of HollyFrontier’s basis in the transferred assets would have been recorded as increases to our properties and equipment and intangible assets at the time of acquisition instead of decreases to partners’ equity.

FOR FURTHER INFORMATION, Contact:

Richard L. Voliva III, Executive Vice President and
Chief Financial Officer
Craig Biery, Director, Investor Relations
Holly Energy Partners, L.P.
214/954-6511